Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Line: 937-224-5940

DPL Holds 2009 Annual Meeting

Three Directors Re-Elected to Board

DAYTON, Ohio, April 29, 2008 — DPL Inc. (NYSE: DPL) held its annual meeting of shareholders in Dayton, Ohio today.  Glenn Harder, DPL chairman of the board, and Paul Barbas, DPL president and chief executive officer, provided an overview of 2008 financial results and operational performance.

In his remarks to shareholders, Harder emphasized DPL’s improvements.  “In spite of the challenging economic conditions, I am pleased to report that DPL is a stronger company today than it was when 2008 began,” he said.

Harder also highlighted recognition of the company’s financial good standing, noting the recent increases in ratings from Standard & Poor’s, and the positive outlooks received in 2008 from Moody’s Investors Service and Fitch Ratings.

“Since 2004, we’ve had a concerted effort to improve the company’s corporate governance profile in a number of areas,” Harder said, “transparent accounting practices, solid financial controls and a strong ‘code of conduct’ for all employees.  Our efforts toward fiscal and corporate responsibility were recently recognized externally, by Forbes magazine, as DPL was named one of Forbes’ ‘100 Most Trustworthy Companies.’”

CEO Paul Barbas also highlighted DPL’s 2008 operational accomplishments. “It is quite possible that 2009 will provide even sterner tests than those we faced last year,” Barbas said.  “I am confident that the learning and adaptive culture of our company will prevail, just as we demonstrated during 2008.”

At the meeting, shareholders re-elected three directors, as recommended by the board, to a three-year term expiring in 2012:

Paul R. Bishop, chairman and CEO of H-P Products, Inc.

Frank F. Gallaher, managing member of Gallaher & Associates, LLC

General Lester L. Lyles, retired, independent consultant

In addition, shareholders ratified KPMG as independent public accountants.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” in 2009.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 514,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities;

and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.